Exhibit 99.1

Nuo Therapeutics Appoints Dr. Paul D. Mintz to its Board of Directors

Blood Banking, Transfusion Medicine Leader and Platelet Biology Expert Brings Extensive Clinical, Regulatory and Reimbursement Expertise

GAITHERSBURG, Md. (April 10, 2017) - Nuo Therapeutics, Inc. (OTCQX: AURX) ("Nuo" or the "Company") announces the appointment of Paul D. Mintz, MD, Senior Vice President and Chief Medical Officer of Verax Biomedical, to its board of directors, effective April 7, 2017. The Company also announces Joseph Del Guercio is leaving the board due to his expanded responsibilities as President and CEO of the Clark Charitable Foundation, and will serve as an informal board advisor. With these changes, the size of the Nuo board remains at five directors.

Prior to joining Verax Biomedical in early 2016, Dr. Mintz served as Director, Division of Hematology Clinical Review, Office of Blood Research and Review, Center for Biologics Evaluation and Research of the U.S. Food and Drug Administration. Prior to that, for more than 30 years Dr. Mintz was a member of the faculty of the University of Virginia School of Medicine, where he was a tenured Professor of Pathology and Internal Medicine. He also served as Vice-Chair of Pathology and Chief of the Division of Clinical Pathology, and as Medical Director of the Clinical Laboratories and Transfusion Medicine Services at the University of Virginia Health System. In addition, Dr. Mintz served as Co-Medical Director of Virginia Blood Services.

“It is a pleasure to welcome Paul to the Nuo board. His considerable knowledge of platelet biology and transfusion medicine, along with his senior regulatory and reimbursement experience, will be enormously valuable as we strive to advance the Aurix System toward broader commercialization in the large and growing chronic wound care market,” commented David Jorden, Chief Executive and Chief Financial Officer of Nuo. "We would like to thank Joe Del Guercio for his years of service to Nuo and appreciate his willingness to assume a board advisory role as we move forward to achieve our corporate goals.”

Dr. Mintz is a former President of the American Association of Blood Banks (AABB), served on the AABB’s Board of Directors for nine years, and was a member of and chaired numerous AABB committees. Dr. Mintz is a recipient of the AABB’s John Elliott Memorial Award. He has also served as a member of the Board of Trustees of the National Blood Foundation. A recipient of a Transfusion Medicine Academic Award from the National Heart, Lung and Blood Institute, Dr. Mintz was an inaugural inductee into the National Blood Foundation Hall of Fame. He has served as a member of the Medicare Coverage Advisory Committee of the Centers for Medicare and Medicaid Services (CMS).

“It is an honor to be joining the Nuo Board, in particular at this important point in the Company’s development. I look forward to working with my fellow directors to provide strategic insight and guidance throughout the process of CMS’ Clinical Evidence Development registry program to obtain broad-based payment for the Aurix System in the treatment for chronic wounds,” said Dr. Mintz.

Dr. Mintz is author or co-author of more than 100 articles and editorials spanning clinical practice, blood safety and the evaluation of new transfusion medicine technologies, and has designed and served as principal investigator for numerous clinical trials. He is the sole editor of all three editions of Transfusion Therapy: Clinical Principles and Practice (AABB Press) and has served on several journal editorial boards.

Dr. Mintz earned his BA in Philosophy from the University of Rochester and received his MD with honors from the University of Rochester School of Medicine.

About Nuo Therapeutics

Nuo Therapeutics, Inc. is a biomedical company offering biodynamic therapies for wound care. The Company's Aurix System is a biodynamic hematogel that harnesses a patient's innate regenerative abilities for the management of a variety of wounds. For additional information, please visit www.nuot.com or www.aurixsystem.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest,” “will be,” “will continue,” “will likely result” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements are subject to various risks and uncertainties, including but not limited to risks relating to the success of our Clinical Evidence Development registry program and our ability to obtain broad-based payment for the Aurix System in the treatment for chronic wounds, as well as other risks and uncertainties described in our filings with the SEC, including our most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could differ materially from those anticipated in these forward-looking statements, and our business, results of operations, financial condition and cash flows may be materially and adversely affected. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Except to the extent required by applicable law or rules, the Company undertakes no obligation and does not intend to update, revise or otherwise publicly release any revisions to its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

Contact:

Nuo Therapeutics:

David Jorden

CEO/CFO

(240) 499-2680

djorden@nuot.com

LHA:

Anne Marie Fields

(212) 838-3777

afields@lhai.com

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